Exhibit 99(a)

Culp Announces Changes in Executive Management Structure

HIGH POINT, N.C.--(BUSINESS WIRE)--September 20, 2018--Culp, Inc. (NYSE: CULP) today announced the company’s board of directors has approved changes in the executive management structure of the company, effective October 1, 2018.

Robert G. (Rob) Culp, III, one of the company’s founders, will remain as chairman of the board, but he will change his role to become less involved in the day to day management of the company. He will continue in his role as a strategic advisor and remain involved in customer and home furnishings industry relationships.

Franklin N. Saxon, president and chief executive officer of Culp, Inc., will assume the additional role of vice chairman of the board of directors. Saxon joined the company in 1983 and has been a member of the board since 1987. He has served as president and chief executive officer since 2007.

Robert G. (Iv) Culp, IV, president of Culp Home Fashions, the company’s mattress fabrics division, has been named chief operating officer of Culp, Inc. He will assume expanded responsibilities for overseeing the operations of all the company’s businesses, in addition to his continued leadership of Culp Home Fashions. Iv Culp has been employed by the company since 1998 and has served in various capacities during his tenure, including as division president since 2004. Boyd B. Chumbley will continue to serve as president of Culp Upholstery Fabrics, and Paul Saunders will continue as chief executive officer of eLuxury, the company’s new e-commerce division. Both will report to Iv Culp in his new role.

“I have been very fortunate to serve this company since the day it opened,” Culp III said. “At the same time, I am happy to have the opportunity to turn more of the daily management of the firm over to others, and I have complete confidence in their ability to keep Culp, Inc. on a successful trajectory. These changes are part of a natural evolution for the company’s leadership. The entire board is excited about the energy and vision of our leadership team. I look forward to participating with them in the company’s continued success.”

“We have a deep and talented management group that is functioning well together,” said Saxon. “I expect a smooth transition as we continue working to maintain Culp’s position as a premier provider of products for the home furnishings industry. Iv Culp is an excellent manager who has proven himself while leading the growth and success of the mattress fabrics division. He is very well suited by experience and talent to take on additional responsibilities as our chief operating officer. I know he will perform well in this expanded role.

“We are also very pleased that we will continue to have the leadership and guidance that Rob Culp has provided to the company since its founding. Rob has unparalleled relationships within our industry, and he is highly admired and respected both within our organization and throughout the markets we serve,” added Saxon.

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture. The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers. Culp has operations located in the United States, Canada, China and Haiti.

This release contains “forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding potential acquisitions, future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions, as well as our success in finalizing acquisition negotiations, and integrating acquired businesses. Decreases in these economic indicators could have a negative effect on our business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in tariffs or trade policy, or changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 13, 2018 for the fiscal year ended April 29, 2018.

CONTACT:
Culp, Inc.
Investor Contact:
Kenneth R. Bowling
Chief Financial Officer
336-881-5630
or
Media Contact:
Teresa A. Huffman
Vice President, Human Resources
336-889-5161